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                                                                   EXHIBIT 10.56

October 23, 2001


Brad Greenspan
CEO
eUniverse, Inc.
6300 Wilshire Boulevard
Los Angeles, CA  90048

Re:  Amendment of Secured Promissory Note

Ladies and Gentlemen:


Reference is made to that certain Secured Note and Warrant Purchase Agreement (the "Note Purchase Agreement"), dated September 6, 2000 by and between eUniverse, Inc. (the "Company") and 550 Digital Media Ventures Inc. (f.k.a. New Technology Holdings Inc.) ("550DMV"), pursuant to which the Company issued to 550DMV that certain Secured Promissory Note in the aggregate principal amount of $3,155,670 (the "Original Note"). The Original Note, by its terms, could not be called for repayment before March 6, 2001. In connection with an Amendment to Subscriber Acquisition Agreement, dated February 14, 2001, among 550DMV, Indimi, Inc., Emazing, Inc., and the Company, 550DMV exchanged the Original Note for an amended promissory note (the "Amended Note") identical in all respects to the Original Note, except that the Amended Note may not be called for repayment before December 31, 2001.

Simultaneously with the execution of this letter agreement, the Company and 550DMV shall enter into agreements pursuant to which the Company will purchase from 550DMV all of the membership interests in Indimi LLC (the "Indimi Acquisition") and 550DMV will purchase from the Company (the "550DMV Placement") $5,000,000 of the Company's Series B Preferred Stock, par value $.10 per share (the "Series B Preferred Stock"). The Indimi Acquisition and the 550DMV Placement shall be collectively referred to herein as the "Transactions". In connection with the consummation of the Transactions, the Company and 550DMV desire, among other things, to further extend the date upon which the Amended Note may be called for repayment, enter into a $2,500,000 Senior Secured Convertible Promissory Note (the "$2,500,000 Note") and to specifically provide that the existing Security Agreement dated as of September 6, 2000 collateralizes the $2,500,000 Note. In consideration of certain promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, 550DMV and the Company hereby agree that simultaneously with the execution of this letter agreement, 550DMV will exchange the Amended Note for an Amended and Restated Convertible Secured Promissory Note (the "Extended Note") identical in all respects to the Amended Note, except for the following:

         (a) the Extended Note may not be called for repayment before March 31, 2003 (the "Extended Demand Date"); provided that, repayment shall be accelerated upon a




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                  Change of Control (as defined below) of the Company or upon an
                  Event of Default (as defined in the Note Purchase Agreement);

         (b) the Company shall have the option, exercisable within 30 days following the Extended Demand Date, to convert the outstanding principal and interest of the Extended Note to shares of Series B Preferred Stock, at the 20 day trailing average closing price of the Company's common stock for the 20 day trading period immediately prior to such conversion; provided that, if the Company previously converted the Series B Preferred Stock held by 550DMV into Common Stock in accordance with its terms, then the outstanding principal and interest shall then be converted into Common Stock, at the above described price per share otherwise applicable to the Series B Preferred Stock.


"Change of Control" means the occurrence of any of the following events:

         (i) a sale of all or substantially all of the assets of the Company in one transaction or a series of transactions;

         (ii) the merger or consolidation of the Company with or into another person under circumstances in which the holders of the voting stock of the Company immediately prior to such merger or consolidation, do not own a majority of the voting stock of the Company or the surviving corporation immediately after such merger or consolidation;

         (iii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), after the date of the Extended Note, becomes the "beneficial owner" (as defined in Rules 13-d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting stock of the Company entitled to cast more than 30% of the votes entitled to be cast by the holders of the outstanding voting stock of the Company.

A copy of the Extended Note is attached hereto as Exhibit A.

The parties hereto confirm that the obligations owed by the Company to 550DMV pursuant to the Extended Note and the $2,500,000 Note are of the nature and type contemplated by the phrase "and each other obligation and liability, whether direct or indirect, absolute or contingent, due or to become due, or now or hereafter existing, of the Debtor to Secured Party, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses, (including, without limitation, all fees and disbursements of counsel to Secured Party) or otherwise." To the extent necessary, the Security Agreement is hereby amended to provide that the Collateral secures all obligations of the Company to 550DMV whether arising under the Note Purchase Agreement, the Extended Note, the $2,500,000 Note or otherwise.

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This letter agreement shall be interpreted and construed in accordance with the laws of New York , including, without limitation, Section 5-1401 of the New York General Obligations Law (without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction). This letter agreement shall not be modified or amended except by written instrument executed by the parties hereto.

                           [SIGNATURE PAGE TO FOLLOW]

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If this letter agreement meets with your approval, please sign and return both originals to me to show your agreement and intent to be legally bound by its terms. We will sign and return one original to you.

                                       Sincerely yours,

                                       550 DIGITAL MEDIA VENTURES INC.


                                       By:     /s/ Mark Eisenberg
                                            ------------------------------------
                                       Name:  Mark Eisenberg
                                       Title: Senior Vice President and General
                                              Counsel


Agreed and Accepted this 23rd day of October, 2001:

EUNIVERSE, INC.


By:     /s/ Brad D. Greenspan
     ------------------------------------------------
Name:  Brad D. Greenspan
Title: Chairman and Chief Executive Officer

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